Exhibit 21.1

SUBSIDIARIES OF NOBLE MIDSTREAM PARTNERS LP

Subsidiary	State of Organization

Noble Midstream Services, LLC	Delaware

Colorado River DevCo GP LLC	Delaware

Colorado River DevCo LP	Delaware

Green River DevCo GP LLC	Delaware

Green River DevCo LP	Delaware

Gunnison River DevCo GP LLC	Delaware

Gunnison River DevCo LP	Delaware

Laramie River DevCo GP LLC	Delaware

Laramie River DevCo LP	Delaware

San Juan River DevCo GP LLC	Delaware

San Juan River DevCo LP	Delaware